EXHIBIT 10.1

CONFIDENTIAL TREATMENT MATERIAL
CONFIDENTIAL TREATMENT REQUESTED:  Information for which confidential treatment has been requested is omitted and is noted with asterisks.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission.

REVENUE INTERESTS ASSIGNMENT AGREEMENT
BY AND AMONG
AGENUS INC.,
ANTIGENICS INC.,
INGALLS & SNYDER VALUE PARTNERS L.P.,
AND
ARTHUR KOENIG
DATED AS OF APRIL 15, 2013

TABLE OF CONTENTS
Page

ARTICLE I PURCHASE, SALE AND ASSIGNMENT OF INTERESTS	1

Section 1.1.	Purchase, Sale and Assignment.. 1

Section 1.2.	Purchase Price.. 1

Section 1.3.	No Assumed Obligations, Etc.. 1

Section 1.4.	Sale.. 1

ARTICLE II CLOSING	2

Section 2.1.	Closing.. 2

Section 2.2.	Payment of Purchase Price.. 2

Section 2.3.	Closing Certificates.. 2

Section 2.4.	Assignment of Interest.. 2

Section 2.5.	Escrow Agreement.. 2

ARTICLE III REPRESENTATIONS AND WARRANTIES	3

Section 3.1.	The Seller Parties’ Representations and Warranties.. 3

Section 3.2.	The Buyers’ Representations and Warranties.. 6

Section 3.3.	No Implied Representations and Warranties.. 7

ARTICLE IV [RESERVED]	8

ARTICLE V COVENANTS	8

Section 5.1.	Confidentiality.. 8

Section 5.2.	Remittance to Collection Account.. 10

Section 5.3.	Termination of License Agreements.. 11

Section 5.4.	Further Assurances.. 12

Section 5.5.	Liens.. 12

Section 5.6.	Access; Information.. 12

ARTICLE VI INDEMNIFICATION	13

Section 6.1.	General Indemnity.. 13

Section 6.2.	Notice of Claims.. 14

Section 6.3.	Time for Claims.. 14

Section 6.4.	Other Limitations on Liability.. 14

(i)

Section 6.5.	Third Party Claims.. 15

Section 6.6.	Exclusive Remedy.. 15

ARTICLE VII TERMINATION	16

Section 7.1.	Termination.. 16

Section 7.2.	Automatic Termination.. 16

Section 7.2.	Survival.. 16

ARTICLE VIII MISCELLANEOUS	16

Section 8.1.	Definitions.. 16

Section 8.2.	Certain Interpretations.. 21

Section 8.3.	Headings.. 22

Section 8.4.	Notices.. 22

Section 8.5.	Expenses.. 23

Section 8.6.	Assignment.. 23

Section 8.7.	Amendment and Waiver.. 23

Section 8.8.	Entire Agreement.. 23

Section 8.9.	No Third Party Beneficiaries.. 24

Section 8.10.	Governing Law.. 24

Section 8.11.	Jurisdiction; Venue; Waiver of Jury Trial.. 24

Section 8.12.	Severability.. 25

Section 8.13.	Specific Performance.. 25

Section 8.14.	Counterparts.. 25

(ii)

Index of Exhibits
Exhibit A:     Form of Assignment of Interests
Exhibit B:    Form of Escrow Agreement

(iii)

REVENUE INTERESTS ASSIGNMENT AGREEMENT
This REVENUE INTERESTS ASSIGNMENT AGREEMENT, dated as of April 15, 2013 (this “Agreement”), is by and among Agenus Inc., a Delaware corporation (“Agenus”), Antigenics Inc., a Massachusetts corporation (“Agen MA”, and together with Agenus, the “Seller Parties” and each a “Seller Party”), Ingalls & Snyder Value Partners L.P. (“Ingalls”) and Arthur Koenig (“Koenig” and together with Ingalls, the “Buyers”). Capitalized terms used herein have the meanings assigned to them in Section 8.1.
W I T N E S S E T H:
WHEREAS, each of the Seller Parties wishes to sell, assign, convey and transfer to the Buyers, and the Buyers wish to purchase from the Seller Parties, the Assigned Interests, upon and subject to the terms and conditions hereinafter set forth.
NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller Parties and the Buyers hereby agree as follows:
ARTICLE I

PURCHASE, SALE AND ASSIGNMENT OF INTERESTS
Section 1.1.    Purchase, Sale and Assignment.     Upon the terms and subject to the conditions of this Agreement and the Securities Exchange Agreement, concurrently herewith, the Seller Parties are selling, transferring, assigning and conveying to the Buyers, and the Buyers are purchasing, acquiring and accepting from the Seller Parties, the Assigned Interests free and clear of all Liens (other than Permitted Liens). Ingalls is receiving an undivided interest in 80% of the Assigned Interests, and Koenig is receiving an undivided interest in 20% of the Assigned Interests.

Section 1.2.    Purchase Price.     The consideration to be paid to the Seller Parties for the sale, transfer, assignment and conveyance of the Assigned Interests to the Buyers is as set forth in the Securities Exchange Agreement (the “Purchase Price”).
Section 1.3.    No Assumed Obligations, Etc.     Notwithstanding any provision in this Agreement to the contrary, the Buyers are purchasing, acquiring and accepting only the Assigned Interests under the License Agreements and are not assuming any liability or obligation of the Seller Parties of whatever nature, whether presently in existence or arising or asserted hereafter, under the License Agreements or otherwise. Except as specifically set forth herein in respect of the Assigned Interests purchased, acquired and accepted hereunder or in the Securities Exchange Agreement, the Buyers do not, by such purchase, acquisition and acceptance, acquire any other contract rights of the Seller Parties under the License Agreements or any other assets of the Seller Parties.
Section 1.4.    Sale.     It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement shall constitute a sale of the Assigned Interests from the Seller Parties to the Buyers and not a financing transaction, borrowing or loan; and accordingly, the Seller Parties will treat the sale, transfer, assignment and conveyance of the Assigned Interests as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC and the Seller Parties hereby authorizes the Buyers to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Seller Parties as the “seller” and the Buyers as the “purchasers” of the Assigned Interests.
ARTICLE II

CLOSING
Section 2.1.    Closing.     The Closing is taking place at the offices of Ropes & Gray LLP located at 800 Boylston Street, Boston, Massachusetts 02199 concurrently herewith.
Section 2.2.    Payment of Purchase Price.     The Buyers are concurrently herewith delivering (or causing to be delivered) the Purchase Price in the manner set forth in the Securities Exchange Agreement.
Section 2.3.    Closing Certificates.
(a)    Concurrently herewith, each Seller Party is delivering to the Buyers a certificate of the Secretary or an Assistant Secretary of such Seller Party, dated the Closing Date, certifying as to (i) the incumbency of the officer(s) of such Seller Party executing this Agreement and the other Transaction Documents to which such Seller Party is a party, (ii) the full force and effect of attached copies of such Seller Party’s certificate of incorporation and bylaws (or similar organizational documents with different names), and (iii) an attached copy of resolutions adopted by such Seller Party’s board of directors (or a committee thereof) authorizing the execution and delivery by such Seller Party of this Agreement and the other Transaction Documents to which it is a party and the consummation by such Seller Party of the transactions contemplated hereby and thereby.
(b)    Concurrently herewith, Ingalls is delivering to the Seller Parties a certificate of an authorized person of Ingalls, dated the Closing Date, certifying as to the incumbency of the officers of Ingalls executing this Agreement and the other Transaction Documents to which it is a party.
Section 2.4.    Assignment of Interest.     Concurrently herewith, the Seller Parties are delivering to the Buyers a duly executed instrument of assignment evidencing the sale, transfer, assignment and conveyance of the Assigned Interests (“Assignment of Interests Agreement”) to the Buyers, free and clear of all Liens (other than Permitted Liens) in the form attached hereto as Exhibit A.
Section 2.5.    Escrow Agreement.      Concurrently herewith, the Seller Parties, Ingalls or one of its Affiliates and the Escrow Agent are executing an escrow agreement (“Escrow Agreement”) in the form attached hereto as Exhibit B.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
Section 3.1.    The Seller Parties’ Representations and Warranties.      The Seller Parties jointly and severally represent and warrant to the Buyers as of the date hereof as follows:
(a)    Existence and Power. Agenus and each of its Subsidiaries is duly organized and validly existing in good standing under the laws of their respective jurisdictions of organization. Agenus and each of its Subsidiaries has full corporate or other power and authority to own, operate and occupy its properties and to conduct its business as presently conducted and is registered or qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or transacts business, except where the failure to be so registered or qualified individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect on the assets and liabilities (taken as a whole), business, condition (financial or other) or results of operations of Agenus and its Subsidiaries, taken as a whole, or on the ability of Agenus and Agen MA to execute and deliver this Agreement and the other Transaction Documents to which either of them is a party and to perform their obligations hereunder and thereunder (collectively, a “Material Adverse Effect”). Agenus and Agen MA have all material licenses, authorizations, consents and approvals from Governmental Entities required to execute and deliver, and perform their obligations under, this Agreement and the other Transaction Documents to which either of them is a party.
(b)    Authorization. Agenus and Agen MA each have all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which either of them is a party and to perform their obligations hereunder and thereunder. This Agreement and each of the other Transaction Documents to which Agenus or Agen MA is a party have been duly authorized and have been validly executed and delivered by Agenus or Agen MA, as applicable, and no other corporate action on the part of Agenus or Agen MA, their boards of directors or their stockholders is necessary to authorize the execution and delivery by Agenus and Agen MA of this Agreement and the other Transaction Documents to which either of them is a party or the performance by Agenus and Agen MA of their obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which Agenus or Agen MA is a party, assuming due and valid authorization, execution and delivery hereof and thereof by the other parties thereunder, constitute (or will, upon execution and delivery thereof by them will constitute) legal, valid and binding agreements of Agenus and Agen MA, enforceable against them in accordance with their respective terms, and except as rights to indemnity and contribution may be limited by state or federal securities laws, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally, and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)    No Conflicts. The execution and delivery by Agenus and Agen MA of this Agreement and the other Transaction Documents to which either of them is a party and the performance by Agenus and Agen MA of their obligations hereunder and thereunder do not and will not (with or without the giving of notice, the lapse of time or both) (a) conflict with or constitute a violation of or default under or give rise to any right to give a consent under or terminate, amend, cancel or accelerate or loss of rights under, (i) except as set forth on Schedule 3.1(c) and with such exceptions as, individually and in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect, any Contract to which Agenus or any of its Subsidiaries is a party or by which any of them are bound, or (ii) the certificate of incorporation or the bylaws of Agenus or any of its Subsidiaries (or similar organizational documents with different names), or (b) except as contemplated by this Agreement and the other Transaction Documents or set forth on Schedule 3.1(c) to the Disclosure Schedule, result in the creation or imposition (or the obligation to create or impose) of any Lien upon any of the properties or assets of Agenus or any of its Subsidiaries, or (c) violate any law, order or decree applicable to Agenus or any of its Subsidiaries, or by which it or any of them are bound.
(d)    Consents. Except for the consents that have been obtained on or prior to the date of this Agreement, no material consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by either Seller Party in connection with (i) the execution and delivery by the Seller Parties of this Agreement or any of the other Transaction Documents, (ii) the performance by the Seller Parties of their obligations under this Agreement or any of the other Transaction Documents or (iii) the consummation by the Seller Parties of any of the transactions contemplated by this Agreement or any of the other Transaction Documents.
(e)    No Litigation. There is no action, suit, arbitration, investigation or proceeding pending before any Governmental Entity or, to the Knowledge of the Seller Parties, threatened to which either of the Seller Parties is a party that would, if determined adversely, individually and in the aggregate, has not adversely affected and is not reasonably likely to have a Material Adverse Effect.
(f)    Compliance with Laws. Neither Seller Party is in violation of, and to the Knowledge of the Seller Parties, neither Seller Party is under investigation with respect to nor has either Seller Party been threatened to be charged with or given notice of any violation of, any Law or Judgment applicable to such Seller Party, which individually and in the aggregate, has not adversely affected and is not reasonably likely to have a Material Adverse Effect.
(g)    Financial Statements. The Financial Statements are complete and accurate in all material respects, were prepared from and are consistent with the books and records of Agenus and its Subsidiaries, were prepared in conformity with GAAP and present fairly in all material respects the financial position and the consolidated financial results of Agenus and its Subsidiaries as of the dates and for the periods covered thereby.
(h)    License Agreement, Etc.
(i)    Other than the GSK Agreements and Janssen License Agreement there are no Contracts between a Seller Party or any of its Affiliates and any other Person directly or indirectly relating to QS-21 that provides for royalty, milestone, progress, revenue-based or other similar payments to a Seller Party or any of its Affiliates. The execution and delivery by Agenus and Agen MA of this Agreement and the other Transaction Documents to which either of them is a party and the performance by Agenus and Agen MA of their obligations hereunder and thereunder do not and will not (with or without the giving of notice, the lapse of time or both) conflict with or constitute a violation of or default under or give rise to any right to give a consent under or terminate, amend, cancel or accelerate or loss of rights under, any of the GSK Agreements or the Janssen License Agreement.
(ii)    There are no HerpV License Agreements in effect as of the date hereof.
(iii)    The Seller Parties have not (1) given any Licensee any notice of termination of a License Agreement, (2) received any notice of a Licensee’s intention to terminate a License Agreement or challenge the validity or enforceability of a License Agreement or the obligation to pay any amounts owed thereunder without set-off of any kind and (3) except as contemplated by this Agreement, conveyed, assigned or in any other way transferred all or any portion of their right, title and interest in and to the Assigned Interests.
(iv)    There is no material breach or default under a License Agreement by either of the Seller Parties or, the Knowledge of the Seller Parties, by a Licensee, and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any breach or default by (A) either of the Seller Parties under a License Agreement or (B) to the Knowledge of the Seller Parties, a Licensee under a License Agreement.
(v)    Subject to the License Agreements, the Seller Parties have good and marketable title to the Assigned Interests free and clear of all Liens (other than Permitted Liens). By the delivery to the Buyers of the executed Assignment of Interests, each Seller Party is transferring, conveying and assigning to the Buyers all of the Assigned Interests free and clear of any Liens (other than Permitted Liens). The

Buyers are concurrently herewith acquiring good, valid and marketable title in and to the Assigned Interests, free and clear of any and all Liens (other than Permitted Liens).
(vi)    The Seller Parties are not entitled to any royalties, revenues, milestone payments, progress payments, or other proceeds pursuant to (A) the GSK License Agreement, other than pursuant to Section 3 thereof, (B) the GSK A&R Agreement, other than pursuant to Section 5 thereof, and (C) the Janssen License Agreement, other than pursuant to Section 3 thereof.
(i)    Intellectual Property.
(i)    The Seller Parties (together or singly) are the owners or licensees of all the Patents as set forth on Schedule 3.1(i) of the Disclosure Schedule.
(ii)    The Seller Parties have not, and to the Knowledge of the Seller Parties neither GSK nor Janssen have, received any notice of any claim by any Person challenging inventorship of, the rights of the Seller Parties in and to, or the validity or enforceability of, the Patents.
(iii)    (1) No third party patent rights are infringed by the manufacture, offer for sale, importation or sale of QS-21 and (2) to the Knowledge of the Seller Parties, no third party patent rights are infringed by the use of QS-21 and no Person is infringing any of the Patents.
(j)    UCC Representation and Warranties. Agenus’ exact legal name is “Agenus Inc.”, and Agen MA’s exact legal name is “Antigenics Inc.” Each of the Seller Parties’ principal place of business is located in the Commonwealth of Massachusetts.
(k)    Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller Parties or any of their Affiliates who is or might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
(l)    Subsidiaries of Agenus. Schedule 3.1(l) of the Disclosure Schedule contains a list of Agenus and each of its Subsidiaries, and includes a brief description of their business and jurisdiction of organization.

Section 3.2.    The Buyers’ Representations and Warranties.     Each Buyer severally and not jointly (as to itself or himself only) represents and warrants to the Seller Parties as follows:
(c)    Existence and Power. Ingalls is a limited partnership duly organized and validly existing in good standing under the laws of the State of New York. Ingalls has full limited partnership power and authority to own, operate and occupy its properties and to conduct its business as presently conducted and is registered or qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or transacts business, except where the failure to be so registered or qualified individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect on the ability of Ingalls to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Ingalls has all material licenses, authorizations, consents and approvals from Governmental Entities required to execute and deliver, and perform its obligations under, this Agreement and the other Transaction Documents to which it is a party.
(d)    Authorization. Ingalls has all requisite limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and each of the other Transaction Documents to which Ingalls is party has been duly authorized and has been validly executed and delivered by Ingalls, and no other limited partnership action on the part of Ingalls is necessary to authorize the execution and delivery by Ingalls of this Agreement and the other Transaction Documents to which it is a party or the performance by Ingalls of its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which such Buyer is a party, assuming due and valid authorization, execution and delivery hereof and thereof by the other parties thereunder, constitute (or will, upon execution and delivery thereof by them will constitute) legal, valid and binding agreements of each Buyer, enforceable against it or him in accordance with their respective terms, except as rights to indemnity and contribution may be limited by state or federal securities laws, and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally, and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(e)    No Conflicts. The execution and delivery by such Buyer of this Agreement and the other Transaction Documents to which such Buyer is a party and the performance by such Buyer of its or his obligations hereunder and thereunder do not and will not (with or without the giving of notice, the lapse of time or both) (a) conflict with or constitute a violation of or default under or give rise to any right to give a consent under or terminate, amend, cancel or accelerate or loss of rights under, (i) with such exceptions as, individually and in the aggregate, have not had and are not reasonably likely to have a material adverse effect the ability of such Buyer to execute and deliver this Agreement and the other Transaction Documents to which it or he is a party and to perform its or his obligations hereunder and thereunder, any Contract to which such Buyer is a party or by which it or he is bound, or (ii) in the case of Ingalls, the certificate of limited partnership or limited partnership agreement of Ingalls, or (b) result in the creation or imposition (or the obligation to create or impose) of any Lien upon any of the properties or assets of such Buyer, or (c) violate any law, order or decree applicable to such Buyer, or by which it or he is bound, and no such violation or default currently exists.
(f)    Consents. No material consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by such Buyer in connection with (i) the execution and delivery by the Buyers of this Agreement or any of the other Transaction Documents, (ii) the performance by the Buyers of their obligations under this Agreement or any of the other Transaction Documents or (iii) the consummation by the Buyers of any of the transactions contemplated by this Agreement or any of the other Transaction Documents.
(g)    No Litigation. There is no action, suit, arbitration, investigation or proceeding pending or, to the actual knowledge of such Buyer, threatened before any Governmental Entity to which such Buyer is a party that would, if determined adversely, individually and in the aggregate, has not adversely affected and is not reasonably likely to adversely affect the ability of such Buyer to perform its obligations under this Agreement or any of the other Transaction Documents to which it or he is party.

(h)    Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of such Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 3.3.    No Implied Representations and Warranties.
(a)    Except as expressly set forth in Section 3.1, the Seller Parties make no representation or warranty, expressed or implied, at law or in equity in respect of the License Agreements, any Patents, the Assigned Interests, the Revenue Payments or otherwise, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. The Buyers hereby acknowledge and agree that, except to the extent specifically set forth in this Agreement, the Buyers are acquiring the Assigned Interests on an “as is, where is” basis. Without limiting the generality of the foregoing, the Buyers acknowledge that sales of HerpV or any product covered by the License Agreements may not reach levels expected by the Buyers and could be significantly reduced or cease altogether due to a number of factors, including competition from other products (including products developed or sold by a Licensee or Licensee Affiliate), regulatory or other governmental actions and intellectual property-related factors, and that the Seller Parties have no obligation to the Buyers with respect thereto.
(b)    The Buyers acknowledge and agree that the Seller Parties have not made any representation or warranty, expressed or implied, except as expressly set forth in Section 3.1, and the Seller Parties shall not have, or be subject to, any liability to the Buyers or any other Person resulting from the distribution to the Buyers or the Buyers’ Affiliates, or the Buyers’ or the Buyers’ Affiliates’ use of or reliance on, any information, documents or materials or materials presented, delivered or otherwise made available to the Buyers or the Buyers’ Affiliates in connection with the transactions contemplated hereby.
(c)    Except as expressly set forth in Section 3.2, the Buyers make no representation or warranty, expressed or implied, at law or in equity, and any such other representations or warranties are hereby expressly disclaimed.
(d)    The Seller Parties acknowledge and agree that the Buyers have not made any representation or warranty, expressed or implied, except as expressly set forth in Section 3.2, and the Buyers shall not have, or be subject to, any liability to the Seller Parties or any other Person resulting from the distribution to the Seller Parties or the Seller Parties’ Affiliates, or the Seller Parties’ or the Seller Parties’ Affiliates’ use of or reliance on, any information, documents or materials or materials presented, delivered or otherwise made available to the Seller Parties or the Seller Parties’ Affiliates in connection with the transactions contemplated hereby.
ARTICLE IV

[RESERVED]
ARTICLE V

COVENANTS
Section 5.1.    Confidentiality.
(e)    Buyers Confidentiality. Except as otherwise provided herein, until ten years following the termination of this Agreement in accordance with Article VII, unless otherwise consented to in writing by the Seller Parties, each Buyer shall keep confidential and not disclose to any Person (other than to their Representatives, their Affiliates and their Affiliates’ Representatives), and each Buyer shall cause its or his Representatives, its or his Affiliates and its or his Affiliates’ Representatives to keep confidential and not disclose to any Person, any Confidential Information. Each Buyer agrees that it shall be responsible for any breach of this Section 5.1(a) by any of such Buyer’s Representatives, such Buyer’s Affiliates or such Buyer’s Affiliates’ Representatives. Each Buyer’s confidentiality obligations under this Section 5.1(a) shall not apply to information that (i) was or becomes available to the public other than as a result of a disclosure by a Buyer or by any of its Representatives, its Affiliates or its Affiliates’ Representatives in breach of this Agreement, (ii) is required to be disclosed by any applicable law or Judgment, (iii) was already known by a Buyer at the time such information is disclosed to it, (iv) becomes lawfully obtainable from other sources who are not known by the receiving party to be under an obligation of confidentiality and are not otherwise prohibited from disclosing such information by a contractual, legal or fiduciary obligation, or (v) is subsequently and independently developed by employees of the Party receiving the Confidential Information, or such Party’s Affiliates, who had neither knowledge of nor access to the Confidential Information disclosed. The Seller Parties agree that they will not provide any Confidential Information to either Buyer unless (x) the Seller Parties are instructed to do so in writing by such Buyer, and that any Confidential Information provided to a Buyer will be clearly marked as “confidential” or (y) in connection with the exercise by such Buyer of its or his rights under Section 5.7.
(f)    Public Announcements. None of the Parties or any of their Affiliates shall issue any press releases or public disclosure relating to this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that (i) a Party may, without the prior consent of the other Parties, issue such press release or public disclosure as may be required by applicable laws, rules and regulations (including any applicable securities regulations) and (ii) once any press release or other public disclosure is approved for disclosure by the Parties, the other Parties hereto may make a subsequent public disclosure of the contents of such approved press release or other public disclosure. For purposes of this Section 5.1(b), Agenus shall have the right to consent on behalf either and both of the Seller Parties, and Ingalls shall have the right to consent on behalf of either and both of the Buyers.
(g)    Use of Seller Parties’ Name or Logo. Except with respect to the Buyers’ internal communications or private communications with its Representatives, its Affiliates and its Affiliates’ Representatives or as permitted pursuant to this Section 5.1(c), the Buyers shall not, and the Buyers shall cause their Representatives, their Affiliates and their Affiliates’ Representatives not to, make use of the trademark, logo, service mark or trade dress associated with the Seller Parties without the Seller Parties’ prior written consent to the specific use in question.
(h)    Specific Enforcement. Each Buyer and each of the Seller Parties acknowledges and agrees that damages or other remedies at law may not be adequate to protect the Party that has disclosed the information to be kept confidential under this Section 5.1 against any actual or threatened breach of this Section 5.1 by such other Party or its or his Representatives, its or his Affiliates or its or his Affiliates’ Representatives, and that the Party that has disclosed such information shall be entitled to equitable relief, including specific performance and temporary and permanent injunctive relief, as a remedy for any such breach or threatened breach without the necessity of posting any bond or other security or proving damages, and the other Parties further agree, and shall cause its or his Representatives, its or his Affiliates and its or his Affiliates’ Representatives to agree, that such other Party shall not oppose or object to the granting of such relief.
Section 5.2.    Remittance to Collection Account.
(a)    Concurrently herewith, the Parties are entering into the Escrow Agreement in order to provide for, among other things, the maintenance of a collection account (the “Collection Account”) in accordance with the terms herein and therein. Funds deposited into the Collection Account shall be automatically swept, each week, by the Escrow Agent into the Buyers’ Account or the Sellers’ Account, as applicable, in amounts equal to the applicable Sweep Amount. The Buyers shall have immediate and full access to any funds held in the Buyers’ Account and such funds shall not be subject to any conditions or restrictions whatsoever. The Seller Parties shall have immediate and full access to any funds held in the Sellers’ Account; provided, however, that nothing herein shall affect or reduce the Seller Parties’ obligations to pay in full all amounts due to the Buyers under this Agreement.
(b)    Promptly (but in any event within ten (10) Business Days) after the Closing Date, the Seller Parties shall instruct GSK, pursuant to Section 4.2 of the GSK License Agreement and Section 6.2 of the GSK

A&R Agreement, to deposit all Revenue Payments payable pursuant to the GSK Agreements into the Collection Account.
(c)    Promptly (but in any event within ten (10) Business Days) after the Closing Date, the Seller Parties shall exercise commercially reasonable efforts to obtain Janssen’s agreement to deposit all Revenue Payments payable pursuant to the Janssen License Agreement into the Collection Account.
(d)    In the event that any Licensee makes any Revenue Payments to either of the Seller Parties or any of their Affiliates, no later than promptly after actual Knowledge of the receipt thereof, such Person shall pay over to the Collection Account the amount of such Revenue Payments. The Seller Parties agree that, in the event any payment of the Revenue Payments are paid directly to either of the Seller Parties or any of their Affiliates, such Person shall (i) until paid to the Collection Account, hold the Assigned Interests portion of such Revenue Payments received in trust for the benefit of the Buyers and (ii) have no right, title or interest in such Assigned Interests and that it shall not pledge or otherwise grant any security interest therein.
(e)    With respect to any HerpV License Agreement entered into by the Seller Parties or any of their Affiliates from and after the date of this Agreement the Seller Parties shall, or shall cause their Affiliates to, (i) ensure that such HerpV License Agreement requires that the Licensee party thereto remit to the Buyers’ Account when due, the HerpV Royalty Amount and (ii) deliver to the Buyers evidence of such instruction and of such Licensee’s agreement thereto.
(f)    In the event that any Licensee makes any payment of the HerpV Royalty Amount to the Seller Parties or any of their Affiliates, no later than promptly after actual Knowledge of the receipt thereof, such Person shall transfer such HerpV Royalty Amount to the Buyers’ Account. The Seller Parties agree that, in the event any payment of the HerpV Royalty Amount are paid directly to either of the Seller Parties, such Seller Party shall (i) until paid to the Buyers’ Account, hold such HerpV Royalty Amount received in trust for the benefit of the Buyers and (ii) have no right, title or interest in such HerpV Royalty Amount and that it shall not pledge or otherwise grant any security interest therein.
(g)    With respect to any HerpV Net Sales received directly by the Seller Parties or any of their Affiliates from and after the date hereof, Agenus shall, and shall cause its Affiliates to, promptly, and in any event not later than 20 Business Days after actual Knowledge of the receipt thereof, pay over to the Buyers’ Account an amount equal to the applicable HerpV Royalty Amount. The Seller Parties agree that such Seller Party shall (i) until paid to the Buyers’ Account, hold such HerpV Royalty Amount in trust for the benefit of the Buyers and (ii) have no right, title or interest in such HerpV Royalty Amount and that it shall not pledge or otherwise grant any security interest therein.
(h)    The Seller Parties shall pay for all fees, expenses and charges of the Escrow Agent.
(i)    The Seller Parties shall not have any right to terminate the Escrow Agent without the Buyers’ prior written consent. Any such consent, which the Buyers’ may grant or withhold in their sole and absolute discretion, shall in any event be subject to the satisfaction of each of the following conditions to the satisfaction of the Buyers:
(i)    the successor Escrow Agent shall be acceptable to the Buyers;
(ii)    the Buyers, the Seller Parties and the successor Escrow Agent shall have entered into an escrow agreement substantially in the form of the then-current Escrow Agreement;
(iii)    all funds and items in the accounts subject to the Escrow Agreement to be terminated shall be transferred to the new account held at the successor Escrow Agent prior to the termination of the then existing Escrow Agent; and

(iv)    the Buyers shall have received evidence satisfactory to them that all of the applicable parties making payments into the Collection Account have been instructed to remit all future payments to the new account held at the successor Escrow Agent.
Section 5.3.    Termination of License Agreements.      The Seller Parties will exercise commercially reasonable efforts to ensure that they do not, and do not cause, suffer or permit any of their Affiliates to, materially violate or breach any Contracts under which the Assigned Interests exist or otherwise arise. The Seller Parties shall not and shall not cause, suffer or permit any of their Affiliates to, sell, cancel, transfer, novate (collectively, “Transfer”) or amend, in a manner materially adverse to the Buyers, any of the Contracts under which the Assigned Interests exist or otherwise arise without the Buyers’ prior written consent; provided, however, that the Seller Parties shall have the right to Transfer the Assigned Interests ***** provided that consideration of the greater of (i) *****% of the total consideration received by the Seller Parties pursuant to such Transfer, or (ii) $*****, is paid to the Buyers.
Section 5.4.    Further Assurances.     After the consummation of the Closing, the Seller Parties and the Buyers agree to execute and deliver such other documents, certificates, agreements, and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement. The Seller Parties shall, upon the written request of the Buyers, record and file, at the Buyers’ expense, financing statements (and continuation statements with respect to such financing statements when applicable) with respect to the Assigned Interests meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary or appropriate to perfect the sale, transfer, assignment and conveyance of the Assigned Interests to the Buyers. The Seller Parties agree not to take any action whose purpose is to limit the rights that the Buyers receive under this Agreement.
Section 5.5.    Liens.     The Seller Parties shall not create, incur, assume or suffer to exist any Lien, or exercise any right of rescission, offset, counterclaim or defense, upon or with respect to the Assigned Interests, or agree to do or suffer to exist any of the foregoing, except for any Lien or agreements in favor of the Buyers granted under or pursuant to this Agreement and the transactions contemplated hereby.
Section 5.6.    Access; Information.
(a)    The Seller Parties shall keep and maintain, or cause to be kept and maintained, at all times accurate and complete books and records. The Seller Parties shall keep and maintain, or cause to be kept and maintained, at all times full and accurate books of account and records adequate to correctly reflect all payments paid and/or payable with respect to Revenue Payments and Assigned Interests and all deposits made into the Collection Account and Buyers’ Account.
(b)    The Buyers and any of the Buyers’ Representatives shall have the right, twice a year, to visit Agenus and its Subsidiaries’ offices and properties where Agenus and its Subsidiaries keep and maintain its books and records relating or pertaining to the Revenue Payments and the Assigned Interests for purposes of conducting an audit of such books and records, and to inspect and audit such books and records, during normal business hours, and, upon no less than ten (10) Business Days’ written notice given by the Buyers to Agenus, Agenus will provide the Buyers and any of Buyers’ representatives reasonable access to such books and records, and shall permit the Buyers and any of Buyers’ Representatives to discuss the business, operations, properties and financial and other condition of Agenus or any of its Affiliates relating or pertaining to the Revenue Payments and the Assigned Interests with officers of such parties, and with their independent certified public accountants (to the extent such independent certified accountants agree to discuss such matters with the Buyers). All costs and expenses incurred by the Buyers and any of the Buyers’ representatives in connection with such audit shall be born by the Buyers.
(c)    Agenus shall deliver to the Buyers (i) within 120 days after the end of each fiscal year of Agenus, a consolidated balance sheet of Agenus and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification or exception as to the scope of such audit, and (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Agenus (commencing with the fiscal quarter ending June 30, 2013), a consolidated balance sheet of Agenus and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of Agenus’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, certified by the chief executive officer, principal financial officer, treasurer or controller of Agenus as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Agenus and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes; provided, however, in each case, Agenus shall not be required to comply with the foregoing covenant to the extent it is subject to Section 13 or 15(d) of the Exchange Act and has filed the information required to be filed in an annual or quarterly report with the Securities and Exchange Commission under the Exchange Act electronically via the EDGAR system. Notwithstanding the foregoing, following the occurrence of a merger, sale or other change of control transaction, the obligations of this Section 5.6(c) shall be deemed satisfied by the delivery of the consolidated financial statements of the ultimate parent entity following such event.
ARTICLE VI

INDEMNIFICATION
Section 6.1.    General Indemnity.     Subject to Sections 6.3 and 6.4, from and after the consummation of the Closing:
(j)    the Seller Parties, jointly and severally, hereby agree to indemnify, defend and hold harmless the Buyers and any of their Affiliates and any of their respective Representatives (collectively, the “Buyer Indemnified Parties”) against and in respect of all Losses based upon, arising out of, resulting from, in connection with or otherwise in respect of (i) any inaccuracy or breach of any of the representations or warranties (in each case, when made) of the Seller Parties in this Agreement or (ii) any breach of any of the covenants or agreements of the Seller Parties in this Agreement; and
(k)    each Buyer, severally but not jointly (and only as to itself or himself), hereby agrees to indemnify, defend and hold harmless the Seller Parties and any of their Affiliates and any of their respective Representatives (collectively, the “Seller Indemnified Parties”) against and in respect of all Losses based upon, arising out of, resulting from, in connection with or otherwise in respect of (i) any inaccuracy or breach of any of the representations or warranties (in each case, when made) of such Buyer in this Agreement or (ii) any breach of any of the covenants or agreements of such Buyer in this Agreement.
Section 6.2.    Notice of Claims.     If a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (the Buyer Indemnified Parties on the one hand and the Seller Indemnified Parties collectively on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this Article VI, the Indemnified Party shall so notify the other party from whom indemnification is sought under this Article VI (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a third party with respect to which an Indemnified Party intends to claim any Loss under this Article VI, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 6.2 shall not limit the obligation of the

Indemnifying Party under this Article VI, except to the extent such Indemnifying Party is materially prejudiced thereby.
Section 6.3.    Time for Claims.      Other than for fraud or willful misconduct or in respect of claims for the inaccuracy or breach of representations and warranties contained in Sections 3.1(a), (b), (c), (e), (h), (j) and (k) and Sections 3.2(a), (b), (c) and (f) and the indemnity obligations for the inaccuracy or breach of such representations and warranties contained in Sections 6.1(a)(i) and 6.1(b)(i) (collectively, “Excluded Claims”), no claim may be made or suit instituted seeking indemnification pursuant to Section 6.1(a)(i) or Section 6.1(b)(i) for any inaccuracy or breach of any representation or warranty in Section 3.1 or 3.2 of this Agreement after the first anniversary of the Closing Date. Notwithstanding anything in this Section 6.3 to the contrary, the representations and warranties and the applicable indemnity obligations for inaccuracy or breach thereof that terminate pursuant to this Section 6.3, and the liability of any Party with respect thereto pursuant to this Article VI, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Indemnifying Party has been given written notice from the Indemnified Party setting forth the facts upon which the claim for indemnification is based prior to the expiration of the applicable survival period. Claims for Excluded Claims or breaches of covenants may be made until the expiration of the applicable statute of limitations. The rights of the Parties to indemnification or any other remedy under this Agreement shall not be affected in any respect by any investigation conducted by any Party and any information or knowledge which any Party may have or receive with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation.
Section 6.4.    Other Limitations on Liability.      No Party shall be liable for any consequential, punitive, special or incidental damages, or damages measured by any diminution in value, under this Article VI (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this Article VI) in or pursuant to this Agreement (it is understood that nothing in this Section 6.4 shall limit the right of an Indemnified Party to be indemnified for punitive, special or incidental damages in a Third Party Claim). Notwithstanding the foregoing, the foregoing limitations on damages shall not apply in the event of any breach of covenant by a Party done in bad faith or with the intent of frustrating the purposes of this Agreement and the transactions contemplated hereby.
Section 6.5.    Third Party Claims.
(d)    Upon providing notice to an Indemnifying Party by an Indemnified Party pursuant to Section 6.2 of the commencement of any action, suit or proceeding against such Indemnified Party by a third party (a “Third Party Claim”) with respect to which such Indemnified Party intends to claim any Loss under this Article VI, such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party, if the Indemnifying Party confirms in writing within 15 Business Days after receipt of such notice of the Indemnifying Party’s responsibility to indemnify and hold harmless the Indemnified Party therefor and that it will actively and diligently defend the Third Party Claim to the Indemnified Party. If the Indemnifying Party so assumes the defense of such Third Party Claim within such 15 Business Day period, the Indemnified Party agrees, at the reasonable request of the Indemnifying Party, to use commercially reasonable efforts to cooperate in such defense; provided, that: (x) the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation; and (y) the Indemnifying Party shall keep the Indemnified Party advised of all material events with respect to any such claim.
(e)    So long as the Indemnifying Party is conducting the defense of such Third Party as provided in this Section 6.5, the Indemnified Party may retain separate co-counsel at its sole cost and expense and may participate in the defense of such claim, and neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the other, which consent will not be unreasonably withheld, unless such Judgment or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Judgment or settlement), (ii) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (iii) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party.
(f)    In the event the Indemnifying Party does not or ceases to conduct actively and diligently the defense of such Third Party Claim as so provided or if the Indemnified Party is otherwise entitled pursuant to this Agreement to have control over the defense, settlement or compromise of any such claim, (i) the Indemnified Party may defend against, and consent to the entry of any Judgment or enter into any settlement with respect to, such claim in any manner it may reasonably deem to be appropriate, (ii) subject to the limitations set forth in Section 6.4, the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices, and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this Article VI.
Section 6.6.    Exclusive Remedy.     Except as set forth in Section 5.1(d) and Section 8.13, from and after the consummation of the Closing, the rights of the Parties pursuant to (and subject to the conditions of) this Article VI shall be the sole and exclusive remedy of the Parties and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each Party hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for fraud or intentional misconduct shall not be waived or limited in any way by this Article VI.
ARTICLE VII

TERMINATION
Section 7.1.    Termination.      This Agreement may be terminated at any time by mutual written agreement of Ingalls and Seller Parties.
Section 7.2.    Automatic Termination.     This Agreement shall continue in full force and effect until (i) with respect to the Seller Parties’ obligations regarding the Assigned Interests pursuant to the GSK Agreements, the termination or expiration of the GSK Agreements, at which point the parties obligations will terminate as to such Assigned Interests (for the avoidance of doubt, it is understood that nothing herein shall relieve the Seller Parties from any liability or obligation arising prior to (or as a result of) such expiration or termination as a result of the breach of Section 5.3), (ii) with respect to the Seller Parties obligations regarding the Assigned Interests pursuant to the Janssen License Agreement, the termination or expiration of the Janssen License Agreement, at which point the Seller Parties’ obligations will terminate as to such Assigned Interests (for the avoidance of doubt, it is understood that nothing herein shall relieve the Seller Parties from any liability or obligation arising prior to (or as a result of) such expiration or termination as a result of the breach of Section 5.3), and (iii) with respect to the Seller Parties’ obligations regarding HerpV, on a country-by-country basis for the longer of (a) ten (10) years from the first commercial sale of HerpV in such country or (b) if a Patent for HerpV is issued in that country, until the expiration of the last to expire of such Patents, at which point the parties obligations will terminate as to such Assigned Interests.
Section 7.3.    Survival.     Notwithstanding anything to the contrary in this Article VII, the following provisions shall survive termination of this Agreement: Section 5.1 (Confidentiality); this Section 7.3 (Survival) and Article VIII (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.
ARTICLE VIII

MISCELLANEOUS

Section 8.1.    Definitions.     As used in this Agreement, the following terms shall have the following meanings:
“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person.
“Agreement” is defined in the preamble.
“Assigned Interests” shall mean the Buyers’ right to receive (i) 20% of (a) all Revenue Payments payable to the Seller Parties or any of their Affiliates pursuant to the GSK Agreements, (b) all Revenue Payments payable to the Seller Parties or any of their Affiliates pursuant to the Janssen License Agreement, and (ii) the HerpV Royalty Amount.
“Assignment of Interests Agreement” is defined in Section 2.4.
“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York City are closed.
“Buyers” is defined in the preamble; each a “Buyer”.
“Buyer Indemnified Party” is defined in Section 6.1(a).
“Buyers’ Account” means that certain bank account established by the Buyers to receive, pursuant to the Buyers’ written instruction, the Assigned Interests.
“Closing” means the closing of the sale, transfer, assignment and conveyance of the Assigned Interests hereunder.
“Closing Date” means the date on which the Closing occurs.
“Collection Account” is defined in Section 5.2.
“Confidential Information” means, collectively, all information (whether written or oral, or in electronic, recorded or other form) furnished to the Buyers or the Buyers’ Representatives by the Seller Parties or any of the Seller Parties’ Representatives in connection with this Agreement, including (i) the terms of this Agreement (and any amendments hereto), and (ii) any reports, documents or other data concerning or relating in any way to, directly or indirectly, the Seller Parties, QS-21, HerpV, the License Agreements, or any inventions, improvements, formulations, discoveries, developments or any other intellectual property.
“Contract” means any legally enforceable oral or written agreement, arrangement, instrument, contract, promise, license or other undertaking.
“Disclosure Schedule” means the Disclosure Schedule, dated as of the date of this Agreement, delivered to the Buyers by the Seller Parties concurrently with the execution of this Agreement.
“EPI” is defined in the definition of Janssen License Agreement.
“EPIL” is defined in the definition of Janssen License Agreement.
“Escrow Agent” means The Bank of New York Mellon or any successor agent.
“Escrow Agreement” is defined in Section 2.5.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Claims” is defined in Section 6.3.
“Financial Statements” means the audited consolidated balance sheets of Agenus and its Subsidiaries at December 31, 2010, December 31, 2011, and December 31, 2012 and the related audited consolidated statements of operations and cash flows and the related audited consolidated statements of shareholders’ equity and comprehensive income of Agenus and its Subsidiaries for the fiscal years ended December 31, 2010, December 31, 2011, and December 31, 2012, and the accompanying footnotes thereto.
“GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time.
“Governmental Entity” means any: (i) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court or other tribunal); (iv) multi-national organization or body; or (v) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“Gross Sales” is defined in the definition of HerpV Net Sales.
“GSK” means GlaxoSmithKline Biologicals SA.
“GSK A&R Agreement” means that certain amended and restated manufacturing technology transfer agreement dated January 16, 2009 (as amended by the GSK Negotiation Agreement and as may be further amended), by and between GSK and Agen MA.
“GSK Agreements” means, collectively, the GSK License Agreement, GSK A&R Agreement and GSK Negotiation Agreement.
“GSK License Agreement” means that certain license agreement dated as of July 6, 2006 (as amended by that certain binding letter of intent dated July 20, 2007, the GSK Negotiation Agreement, and as may be further amended), by and between GSK and Agen MA.
“GSK Negotiation Agreement” means that certain first right to negotiate and amendment agreement effective March 2, 2012 (as may be further amended), by and between Agen MA and GSK.
“HerpV” means the product candidate currently under development by the Seller Parties, formerly known as AG-707 plus QS-21, as a vaccine candidate directed at the virus that causes genital herpes, regardless of methodology of manufacture.
“HerpV License Agreement” shall mean any license, development, commercialization, co-promotion, collaboration, distribution, manufacturing, marketing or partnering agreement entered into by a Seller Party or any of its Affiliates directly or indirectly relating to (or involving) HerpV pursuant to which such third party pays any HerpV Net Sales to either Seller Party or any of its Affiliates.
“HerpV Net Sales” means (A) with respect to HerpV Net Sales by licensees or sublicensees or other counterparties of the Seller Parties, HerpV Net Sales as defined in the applicable license or sublicense agreement or other Contracts with such licensee or sublicensee or other counterparty, and (B) with respect to HerpV Net Sales of a Seller Party or its Affiliate: (i) the amount received on arms-length sales of HerpV by any Seller Party or its Affiliate to third parties including their distributors (“Gross Sales”) less deductions for (i) trade, quantity and cash discounts or rebates and non-affiliated broker’s, distributor’s or agent’s commissions; (ii) amounts repaid or credited by reason of rejection or return or retroactive price reduction; (iii) sales and excise taxes and duties levied on and/or other governmental charges made as to production, sale, importation, transportation, delivery or use paid by or on behalf of such Seller Party or its Affiliates; (iv) transportation costs including insurance; and (v) the costs determined as standard of packaging and/or administration items packaged and sold with HerpV.
“HerpV Patents” means the patents that are listed on Schedule 3.1(i) of the Disclosure Schedule identified as “HerpV Patents”.
“HerpV Royalty Amount” means 0.5% of all HerpV Net Sales.
“Indemnified Party” is defined in Section 6.2.
“Indemnifying Party” is defined in Section 6.2.
“Janssen” means Janssen Alzheimer Immunotherapy.
“Janssen License Agreement” means that certain amended and restated license agreement dated as of September 14, 2009, by and between Agen MA, Elan Pharma International Limited (“EPIL”) and Elan Pharmaceuticals, Inc. (“EPI”) (as may be further amended), as assigned by EPIL and EPI to Janssen, on July 2, 2009.
“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.
“Knowledge” means the actual knowledge of any “Executive Officer” as such term is defined in Rule 3b-7 under the Exchange Act.
“Law” or “Laws” means all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, injunctions, rulings or awards, including general principles of common and civil law and equity.
“License Agreements” shall mean, collectively, the GSK Agreements, Janssen License Agreement and any HerpV License Agreement (as each may be amended, supplemented or otherwise modified from time to time); each a “License Agreement”.
“Licensees” shall mean, collectively, the licensees, sublicensees or distributors under the GSK, Janssen and HerpV License Agreements; each a “Licensee”. Additionally, all successors and assignees of any of the foregoing shall be deemed to be Licensees.
“Lien” means any mortgage, lien, pledge, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.
“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.
“Material Adverse Effect” is defined in Section 3.1(a).
“Parties” means, collectively, the Seller Parties and the Buyers; each a “Party”.
“Patents” means, collectively, the QS-21 Patents and HerpV Patents.
“Permitted Liens” means any (i) mechanic’s, materialmen’s, and similar liens for amounts not yet due and payable, and (ii) statutory liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith (it being understood that any obligations secured by such “Permitted Liens” shall remain the obligations of the Seller Parties).

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.
“Purchase Price” is defined in Section 1.2.
“QS-21” means a substantially pure saponin adjuvant isolated from crude Quillaja saponaria tree extract and referred to as QS-21, a Stimulonࣨ adjuvant.
“QS-21 Patents” means the patents that are listed on Schedule 3.1(i) of the Disclosure Schedule identified as “QS-21 Patents”.
“Representative” means, with respect to any Person, (a) any direct or indirect stockholder, member or partner of such Person and (b) any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, scientists, lenders and potential lenders, investors, bankers and financial advisers) of such Person.
“Revenue Payments” means all royalties, revenues, milestone payments, progress payments and other proceeds payable to the Seller Parties pursuant to (i) Section 3 of the GSK License Agreement, (ii) Section 5 of the GSK A&R Agreement and (iii) Section 3 of the Janssen License Agreement.
“Securities Exchange Agreement” means that certain securities exchange agreement, dated as of the date of this Agreement, by and among Agenus and the Buyers.
“Seller Indemnified Party” is defined in Section 6.1(b).
“Seller Parties” and “Seller Party” are defined in the preamble.
“Sellers’ Account” means that certain bank account established by the Seller Parties to receive transfers from the Collection Account.
“Subsidiary” or “Subsidiaries” shall mean with respect to any Person (i) any corporation of which the outstanding capital stock having at least a majority of votes entitled to be cast in the election of directors under ordinary circumstances shall at the time owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.
“Sweep Amount” means, unless indicated otherwise in joint written instruction from the Seller Parties and the Buyers to the Escrow Agent:
(i) with respect to the Seller Parties, 80% of all amounts deposited into the Collection Account, and
(ii) with respect to the Buyers, 20% of all amounts deposited into the Collection Account.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Assignment of Interests Agreement and the Securities Exchange Agreement, including each exhibit hereto and thereto.
“Transfer” is defined in Section 5.3.
“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
Section 8.2.    Certain Interpretations.     Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)    “include”, “includes” and “including” are not limiting;
(b)    “hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;
(c)    references to a Person are also to its permitted successors and assigns;
(d)    references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;
(e)    references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and
(f)    references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.
Section 8.3.    Headings.     The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.
Section 8.4.    Notices.     All notices and other communications under this Agreement shall be in writing and shall be by facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a Party in accordance with this Section 8.4:
If to the Seller Parties, to them at:
Agenus Inc.
3 Forbes Road
Lexington, Massachusetts 02421
Attention: Vice-President of Finance
Facsimile: 781-674-4200

with a copy to:
Agenus Inc.
3 Forbes Road
Lexington, Massachusetts 02421
Attention: Legal Department
Facsimile: 781-674-4200

with another copy to:
Ropes & Gray LLP
800 Boylston St.
Boston, Massachusetts 02199
Attention: Paul M. Kinsella, Esq.
Facsimile: (617) 951-7921

If to the Buyers, to them at:

with a copy to:

with another copy to:

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine (or if so sent by facsimile after normal business hours, on the Business Day after such facsimile is sent) or (iii) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.
Section 8.5.    Expenses.     Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the Party incurring such fees, costs and expenses.
Section 8.6.    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by operation of law, change of control or otherwise by any Party without the prior written consent of the other Parties; provided, that nothing herein shall prohibit or restrict the Buyers from assigning any of their rights, interests and obligations hereunder; provided, further, that any such assignee agrees in writing to be bound by the provisions of Section 5.1, and any such purported assignment or transfer without such consent shall be void and of no effect; provided, further, that nothing herein shall prohibit or restrict the Seller Parties from assigning any of their rights, interests and obligations hereunder to an Affiliate or in connection with a merger, sale or other change of control transaction; provided, however, that any assignee of a Seller Party must assume, in writing, the obligations of such Seller Party in connection with the assignment of such Seller Party’s rights and interests hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.
Section 8.7.    Amendment and Waiver.
(a)    This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the parties hereto granting such waiver.
(b)    No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the Parties shall be effective to amend, modify, supplement or waive any provision of this Agreement.
Section 8.8.    Entire Agreement.     This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.
Section 8.9.    No Third Party Beneficiaries.     This Agreement is for the sole benefit of the Seller Parties and the Buyers and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

Section 8.10.    Governing Law.     This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the state of New York, without giving effect to the principles of conflicts of law thereof.
Section 8.11.    Jurisdiction; Venue; Waiver of Jury Trial.
(a)    EACH OF THE BUYERS AND THE SELLER PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYERS AND THE SELLER PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYERS AND THE SELLER PARTIES HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYERS AND THE SELLER PARTIES HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE BUYERS AND THE SELLER PARTIES AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYERS OR THE SELLER PARTIES IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 8.4 HEREOF.
(b)    EACH OF THE BUYERS AND THE SELLER PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYERS AND THE SELLER PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c)    EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE AND AGREES THAT ANY COURT PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE DECIDED BY A JUDGE SITTING WITHOUT A JURY.
Section 8.12.    Severability.     If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either Party, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.
Section 8.13.    Specific Performance.     Each of the Parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding Section 6.6, each of the Parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.
Section 8.14.    Counterparts.     This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other electronic transmission service shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Revenue Interests Assignment Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

AGENUS INC.

By:	/s/ Garo Armen
Name: Garo Armen
Title: Chief Executive Officer, President Treasurer

ANTIGENICS INC.

By:	/s/ Garo Armen
Name: Garo Armen
Title: Chief Executive Officer, President

[SIGNATURE PAGE TO THE REVENUE INTERESTS ASSIGNMENT AGREEMENT]

INGALLS & SNYDER VALUE PARTNERS L.P.

By:

By:	/s/ Thomas O. Boucher Jr.
Name: Thomas O. Boucher Jr.
Title: General Partner

ARTHUR KOENIG

/s/ Arthur Koenig

[SIGNATURE PAGE TO THE REVENUE INTERESTS ASSIGNMENT AGREEMENT]

Exhibit A

Form of Assignment of Interests Agreement

Exhbit B

Form of Escrow Agreement